Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

News Release

AMGEN’S THIRD QUARTER 2013 REVENUES INCREASED

10 PERCENT TO $4.7 BILLION AND ADJUSTED EARNINGS

PER SHARE (EPS) INCREASED 16 PERCENT TO $1.94

Third Quarter 2013 GAAP EPS Were $1.79

2013 Total Revenues and Adjusted EPS Guidance Increased

to $18.3-$18.5 Billion and $7.35-$7.45

THOUSAND OAKS, Calif. (Oct. 22, 2013) – Amgen (NASDAQ:AMGN) today announced results for the third quarter of 2013. Key financial results for the quarter include:

•

Total revenues increased 10 percent to $4,748 million, with 11 percent product sales growth driven by strong performance across the portfolio, particularly from Neulasta® (pegfilgrastim), Enbrel® (etanercept), Prolia® (denosumab) and XGEVA® (denosumab). Product sales included a $155 million order for NEUPOGEN® (filgrastim) from the U.S. government.

•

Adjusted EPS grew 16 percent to $1.94, with higher revenues and a lower tax rate partially offset by increased Research & Development (R&D) investment. Adjusted net income increased 13 percent to $1,481 million.

•	GAAP EPS were $1.79 compared to $1.41 and GAAP net income was $1,368 million compared to $1,107 million.

•	The Company generated approximately $1.6 billion of free cash flow.

“We delivered excellent operating performance this quarter,” said Robert A. Bradway, chairman and chief executive officer of Amgen. “We also delivered excellent strategic progress with the acquisition of Onyx Pharmaceuticals in oncology, the opening of our alliances in Japan and China, and the repurchase of our rights to NEUPOGEN and Neulasta in key emerging growth markets around the world.”

	Year-over-Year
$Millions, except EPS and percentages	Q3 ‘13	Q3 ‘12	YOY r
Total Revenues	$4,748	$4,319	10%
Adjusted Net Income	$1,481	$1,311	13%
Adjusted EPS	$1.94	$1.67	16%

GAAP Net Income	$1,368	$1,107	24%
GAAP EPS	$1.79	$1.41	27%

References in this release to “adjusted” measures, measures presented “on an adjusted basis” or to free cash flow refer to non-GAAP financial measures. These adjustments and other items are presented on the attached reconciliations.

Third Quarter 2013 Revenues Increased 10 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 16 Percent to $1.94

The Company also noted significant progress on key strategic priorities:

•	The acquisition of Onyx Pharmaceuticals closed on Oct. 1, 2013. Kyprolis sales grew 6 percent sequentially in the third quarter to $65 million.

•

Amgen advanced its efforts to develop a presence in cardiovascular disease by acquiring U.S. commercial rights to ivabradine, an innovative product already approved in over 100 countries for heart failure and angina.

•	In Japan, the Amgen-Astellas strategic alliance began operations on Oct. 1, 2013, and will develop and launch five Phase 3 molecules, starting with evolocumab (AMG 145).

•	In China, the joint venture with Betta Pharma Co. Ltd. to commercialize Vectibix® (panitumumab) also began operations, and Amgen announced a R&D partnership with ShanghaiTech University.

•

In emerging growth markets, Amgen repurchased rights to Neulasta and NEUPOGEN from Roche. Effective Jan. 1, 2014, Amgen will assume responsibility for these products in markets outside the U.S. and Europe with annual sales of approximately $200 million.

Product Sales Performance

•	Total product sales increased 11 percent driven by strong year-over-year performance from NEUPOGEN, Neulasta, ENBREL, Prolia and XGEVA.

•	Combined Neulasta and NEUPOGEN sales increased 18 percent year-over-year.

•	Global Neulasta sales increased 9 percent driven mainly by price.

•	Global NEUPOGEN sales increased 50 percent including a $155 million order from the U.S. government.

•	ENBREL sales increased 7 percent year-over-year driven mainly by price.

•	Aranesp® (darbepoetin alfa) sales decreased 10 percent year-over-year.

•	EPOGEN® (epoetin alfa) sales were flat year-over-year.

•	Sensipar®/Mimpara® (cinacalcet) sales increased 7 percent year-over-year driven by increases in unit demand.

•	Combined sales of Vectibix® and Nplate® (romiplostim) increased 19 percent year-over-year mainly due to unit growth.

•	XGEVA sales increased 30 percent year-over-year and 5 percent on a sequential basis, reflecting increased segment share.

•	Prolia sales increased 62 percent year-over-year due to increased segment share and decreased 5 percent on a sequential basis impacted by seasonality.

Third Quarter 2013 Revenues Increased 10 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 16 Percent to $1.94

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q3 ‘13			Q3 ‘12	YOY r
	US	ROW	TOTAL	TOTAL	TOTAL

Neulasta®/ NEUPOGEN®	$1,314	$287	$1,601	$1,355	18%
Neulasta®	905	230	1,135	1,044	9%
NEUPOGEN®	409	57	466	311	50%
Enbrel®	1,073	82	1,155	1,079	7%
Aranesp®	171	278	449	497	(10%)
EPOGEN®	491	0	491	491	0%
Sensipar® / Mimpara®	183	76	259	243	7%
Vectibix®	32	75	107	88	22%
Nplate®	58	48	106	91	16%
XGEVA®/ Prolia®	303	136	439	311	41%
XGEVA®	194	67	261	201	30%
Prolia®	109	69	178	110	62%
Other	0	40	40	46	(13%)

Total product sales	$3,625	$1,022	$4,647	$4,201	11%

Third Quarter 2013 Revenues Increased 10 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 16 Percent to $1.94

Operating Expense and Tax Rate Analysis, on an Adjusted Basis

•	Cost of Sales margin decreased 0.6 points.

•

R&D expenses increased 14 percent in the third quarter of 2013 primarily in support of our later-stage clinical programs, particularly evolocumab (AMG 145) and the $50 million upfront payment to Servier for the U.S. rights to ivabradine.

•

Selling, General & Administrative (SG&A) expenses increased 10 percent driven primarily by higher ENBREL profit share expenses and the U.S. healthcare reform federal excise fee. ENBREL profit share expenses increased 12 percent to $432 million.

$Millions, except percentages On an Adjusted Basis	Q3 ‘13	Q3 ‘12	YOY r

Cost of Sales	$715	$674	6%
% of sales	15.4%	16.0%	(0.6	) pts.
% of sales (Excluding PR excise tax)	13.4%	14.0%	(0.6	) pts.
Research & Development	$966	$849	14%
% of sales	20.8%	20.2%	0.6	pts.
Selling, General & Administrative	$1,218	$1,110	10%
% of sales	26.2%	26.4%	(0.2	) pts.
TOTAL Operating Expenses	$2,899	$2,633	10%
pts: percentage points

•	Adjusted Tax Rate for the third quarter of 2013 reflects the favorable tax impacts of changes in the jurisdictional mix of income and expenses and the current year benefit from the federal R&D credit.

On an Adjusted Basis	Q3 ‘13	Q3 ‘12	YOY r
Tax Rate	12.1%	16.0%	(3.9	) pts.
Tax Rate (Excluding PR excise tax credits)	16.3%	20.2%	(3.9	) pts.

pts: percentage points

Third Quarter 2013 Revenues Increased 10 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 16 Percent to $1.94

Cash Flow and Balance Sheet Discussion

•	The Company generated $1.6 billion of free cash flow in the third quarter of 2013, in-line with the third quarter of 2012.

•

Debt outstanding and cash as of Sept. 30, 2013, included $3.1 billion from bank loans to fund the acquisition of Onyx Pharmaceuticals, which closed on Oct. 1, 2013. The Company received an additional $5 billion of bank loans on Oct. 1, 2013, to complete the acquisition financing.

•	The Company’s fourth quarter dividend of $0.47 per share declared on Oct. 16, 2013, will be paid on Dec. 6, 2013, to all stockholders of record as of the close of business on Nov. 14, 2013.

•	The Company did not repurchase shares in the quarter and has $1.6 billion remaining under its stock repurchase authorization.

$Billions, except shares	Q3 ‘13	Q3 ‘12	YOY r
Operating Cash Flow	$1.8	$1.7	0.1
Capital Expenditures	(0.2)	(0.2)	0.0
Free Cash Flow	1.6	1.6	0.1
Dividend Paid	0.4	0.3	0.1
Cost of Shares Repurchased	0.0	0.8	(0.8)
Adjusted Avg. Diluted Shares (millions)	765	783	(18)

Cash and Investments*	26.5	25.4	1.1
Debt Outstanding	27.2	26.5	0.7
Stockholders’ Equity	21.7	19.9	1.8

*	Includes cash, cash equivalents and marketable securities, receivable from sale of investments, and long-term restricted investments

Note: Numbers may not add due to rounding

Third Quarter 2013 Revenues Increased 10 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 16 Percent to $1.94

2013 Guidance

For the full year 2013, the Company expects:

•	Total revenues to be in the range of $18.3 billion to $18.5 billion.

•	Adjusted EPS to be in the range of $7.35 to $7.45.

•

Adjusted tax rate to be in the range of 9 percent to 10 percent, unchanged from previous guidance. Excluding the Puerto Rico excise tax, Amgen expects the adjusted tax rate for 2013 to be in the range of 13 percent to 14 percent.

•	Capital expenditures to be approximately $700 million, unchanged from previous guidance.

Third Quarter Pipeline Update

The Company provided the following information on selected clinical programs:

Evolocumab (AMG 145):

•	The Company announced that all of the pivotal lipid lowering studies of evolocumab have completed enrollment and the data are expected in the first quarter of 2014.

Trebananib:

•

The Company announced that the primary analysis of the event-driven overall survival secondary endpoint from the ongoing pivotal Phase 3 study in recurrent ovarian cancer (TRINOVA-1) is projected to occur in the second half of 2014.

•	The Company announced that enrollment has been closed in a Phase 3 study in recurrent ovarian cancer (TRINOVA-2) due to DOXIL® (doxorubicin HCl liposome injection) supply issues.

Brodalumab:

•	The Company announced that all Phase 3 studies in subjects with psoriasis have completed enrollment and data are expected in 2014.

Biosimilars:

•	The Company announced that it has commenced a pivotal study in subjects with psoriasis for its biosimilar Humira® (adalimumab).

Note:	DOXIL® is a product of Janssen Products, LP a Johnson & Johnson subsidiary;

Humira® is a product of AbbVie Inc.

Third Quarter 2013 Revenues Increased 10 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 16 Percent to $1.94

Non-GAAP Financial Measures

The Adjusted non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures included above for the third quarters of 2013 and 2012 exclude, for the applicable periods, certain expenses related to acquisitions, cost-savings initiatives, various legal proceedings, non-cash interest expense associated with our convertible notes and certain other adjustments, as applicable. These adjustments and other items are presented on the attached reconciliations.

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis and Free Cash Flow which is a non-GAAP financial measure for the third quarters of 2013 and 2012. In addition, management has presented its full year 2013 EPS and tax rate guidance in accordance with GAAP and on an “adjusted” (or non-GAAP) basis. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be the world’s largest independent biotechnology company, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2012, and in any subsequent periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and

Third Quarter 2013 Revenues Increased 10 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 16 Percent to $1.94

reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

###

CONTACT: Amgen, Thousand Oaks

Christine Regan, 805-447-5476 (media)

Arvind Sood, 805-447-1060 (investors)

Third Quarter 2013 Revenues Increased 10 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 16 Percent to $1.94

Amgen Inc.

Condensed Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenues:
Product sales	$4,647	$4,201	$13,393	$12,302
Other revenues	101	118	272	542

Total revenues	4,748	4,319	13,665	12,844

Operating expenses:
Cost of sales	788	775	2,317	2,277
Research and development	989	880	2,834	2,442
Selling, general and administrative	1,249	1,131	3,663	3,441
Other	34	110	171	195

Total operating expenses	3,060	2,896	8,985	8,355

Operating income	1,688	1,423	4,680	4,489
Interest expense, net	257	271	761	762
Interest and other income, net	72	111	332	359

Income before income taxes	1,503	1,263	4,251	4,086
Provision for income taxes	135	156	191	529

Net income	$1,368	$1,107	$4,060	$3,557

Earnings per share:
Basic	$1.81	$1.44	$5.40	$4.57
Diluted	$1.79	$1.41	$5.31	$4.51
Average shares used in calculation of earnings per share:
Basic	754	771	752	779
Diluted	766	783	764	789

Third Quarter 2013 Revenues Increased 10 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 16 Percent to $1.94

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash, cash equivalents and marketable securities	$22,558	$24,061
Receivable from sale of investments	560	—
Trade receivables, net	2,670	2,518
Inventories	2,838	2,744
Other current assets	2,049	1,886

Total current assets	30,675	31,209
Property, plant and equipment, net	5,283	5,326
Intangible assets, net	3,682	3,968
Goodwill	12,572	12,662
Restricted investments	3,411	—
Other assets	1,450	1,133

Total assets	$57,073	$54,298

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,832	$5,696
Current portion of long-term debt	11	2,495

Total current liabilities	4,843	8,191
Long-term debt	27,178	24,034
Other non-current liabilities	3,324	3,013
Stockholders’ equity	21,728	19,060

Total liabilities and stockholders’ equity	$57,073	$54,298

Shares outstanding	754	756

Third Quarter 2013 Revenues Increased 10 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 16 Percent to $1.94

Amgen Inc.

GAAP to “Adjusted” Reconciliations

(In millions)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
GAAP cost of sales	$788	$775	$2,317	$2,277
Adjustments to cost of sales:
Stock option expense (a)	(3)	(3)	(6)	(9)
Acquisition-related expenses (b)	(70)	(77)	(211)	(218)
Certain charges pursuant to our efforts to improve cost efficiencies in our operations related to accelerated depreciation of a manufacturing facility	—	(21)	—	(42)

Total adjustments to cost of sales	(73)	(101)	(217)	(269)

Adjusted cost of sales	$715	$674	$2,100	$2,008

GAAP research and development expenses	$989	$880	$2,834	$2,442
Adjustments to research and development expenses:
Stock option expense (a)	(2)	(5)	(10)	(17)
Acquisition-related expenses (c)	(21)	(14)	(63)	(34)
Certain charges pursuant to our efforts to improve cost efficiencies in our operations related to a lease abandonment	—	(12)	—	(12)

Total adjustments to research and development expenses	(23)	(31)	(73)	(63)

Adjusted research and development expenses	$966	$849	$2,761	$2,379

GAAP selling, general and administrative expenses	$1,249	$1,131	$3,663	$3,441
Adjustments to selling, general and administrative expenses:
Stock option expense (a)	(3)	(6)	(10)	(20)
Acquisition-related expenses (d)	(28)	(15)	(54)	(55)

Total adjustments to selling, general and administrative expenses	(31)	(21)	(64)	(75)

Adjusted selling, general and administrative expenses	$1,218	$1,110	$3,599	$3,366

GAAP operating expenses	$3,060	$2,896	$8,985	$8,355
Adjustments to operating expenses:
Adjustments to cost of sales	(73)	(101)	(217)	(269)
Adjustments to research and development expenses	(23)	(31)	(73)	(63)
Adjustments to selling, general and administrative expenses	(31)	(21)	(64)	(75)
Expense resulting from changes in the estimated fair values of the contingent consideration obligations related to a prior year business combination	—	(2)	(111)	(5)
Write-off of a non-key contract asset acquired in a prior year business combination	—	(19)	—	(19)
Certain charges pursuant to our efforts to improve cost efficiencies in our operations (e)	(35)	(36)	(46)	(106)
Benefit/(Expense) related to various legal proceedings	1	(53)	(14)	(65)

Total adjustments to operating expenses	(161)	(263)	(525)	(602)

Adjusted operating expenses	$2,899	$2,633	$8,460	$7,753

GAAP income before income taxes	$1,503	$1,263	$4,251	$4,086
Adjustments to income before income taxes:
Adjustments to operating expenses	161	263	525	602
Adjustments to other income/(expense)	22	35	34	104

Total adjustments to income before income taxes	183	298	559	706

Adjusted income before income taxes	$1,686	$1,561	$4,810	$4,792

GAAP provision for income taxes	$135	$156	$191	$529
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (f)	60	94	148	232
Other income tax adjustments (g)	10	—	48	—

Total adjustments to provision for income taxes	70	94	196	232

Adjusted provision for income taxes	$205	$250	$387	$761

GAAP net income	$1,368	$1,107	$4,060	$3,557
Adjustments to net income:
Adjustments to income before income taxes, net of the tax effect of the above adjustments	123	204	411	474
Other income tax adjustments (g)	(10)	—	(48)	—

Total adjustments to net income	113	204	363	474

Adjusted net income	$1,481	$1,311	$4,423	$4,031

Third Quarter 2013 Revenues Increased 10 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 16 Percent to $1.94

Amgen Inc.

GAAP to “Adjusted” Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and “Adjusted” diluted EPS, computed under the treasury stock method.

“Adjusted” EPS presented below excludes stock option expense:

	Three months ended September 30, 2013			Three months ended September 30, 2012
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,368	$1,481		$1,107	$1,311

Shares (Denominator):
Weighted-average shares for basic EPS	754	754		771	771
Effect of dilutive securities	12	11	(*)	12	12	(*)

Weighted-average shares for diluted EPS	766	765		783	783

Diluted EPS	$1.79	$1.94		$1.41	$1.67

	Nine months ended September 30, 2013			Nine months ended September 30, 2012
	GAAP	“Adjusted”		GAAP	“Adjusted”

Income (Numerator):
Net income for basic and diluted EPS	$4,060	$4,423		$3,557	$4,031

Shares (Denominator):
Weighted-average shares for basic EPS	752	752		779	779
Effect of dilutive securities	12	12	(*)	10	10	(*)

Weighted-average shares for diluted EPS	764	764		789	789

Diluted EPS	$5.31	$5.79		$4.51	$5.11

(*)	Dilutive securities used to compute “Adjusted” diluted EPS for the three and nine months ended September 30, 2013 and 2012, were computed under the treasury stock method assuming that we do not expense stock options.

(a)	For the three and nine months ended September 30, 2013, the total pre-tax expense for employee stock options was $8 million and $26 million, respectively, compared with $14 million and $46 million for the corresponding periods of the prior year.

“Adjusted” diluted EPS including the impact of stock option expense were as follows:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
“Adjusted” diluted EPS, excluding stock option expense	$1.94	$1.67	$5.79	$5.11
Impact of stock option expense (net of tax)	(0.01)	(0.01)	(0.02)	(0.04)

“Adjusted” diluted EPS, including stock option expense	$1.93	$1.66	$5.77	$5.07

(b)	The adjustments related to non-cash amortization of product technology rights acquired in a prior year business combination. The adjustments in 2012 also included $7 million of other costs.
(c)	The adjustments in 2013 related primarily to non-cash amortization of intangible assets acquired in prior year business combinations. The adjustments in 2012 related primarily to non-cash amortization of intangible assets as well as retention and severance expenses.
(d)	The adjustments in 2013 related primarily to non-cash amortization of intangible assets acquired in prior year business combinations as well as $15 million of transaction costs associated with the Onyx business combination which closed in the fourth quarter of 2013. For the three months ended September 30, 2012, the adjustments related primarily to non-cash amortization of intangible assets. For the nine months ended September 30, 2012, the adjustments related primarily to transaction costs as well as non-cash amortization of intangible assets.
(e)	The adjustments in 2013 related primarily to severance expenses. The adjustments in 2012 related primarily to lease abandonment costs.
(f)	The tax effect of the adjustments between our GAAP and “Adjusted” results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets and non-cash interest expense associated with our convertible notes, whereas the tax impact of other adjustments, including stock option expense, depends on whether the amounts are deductible in the tax jurisdictions where the expenses are incurred or the asset is located and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three and nine months ended September 30, 2013, were 32.8% and 26.5%, respectively, compared with 31.5% and 32.9% for the corresponding periods of the prior year.
(g)	The income tax impact from resolving certain non-routine transfer-pricing and acquisition-related issues with tax authorities as well as the impact related to certain prior period items excluded from adjusted earnings.

Note:	The 2012 expenses related to amortization of certain acquired intangible assets within operating expenses have been reclassified to conform to the current year presentation.

Third Quarter 2013 Revenues Increased 10 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 16 Percent to $1.94

Amgen Inc.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three months ended September 30,
	2013	2012
Cash Flows from Operations	$1,807	$1,723
Capital Expenditures	(175)	(173)

Free Cash Flow	$1,632	$1,550

Reconciliation of GAAP EPS Guidance to “Adjusted”

EPS Guidance for the Year Ending December 31, 2013

(Unaudited)

			2013
GAAP diluted EPS guidance			$6.79	-	$6.89
Known adjustments to arrive at “Adjusted” earnings*:
Acquisition-related expenses	(a	)		0.53
Charges associated with cost savings initiatives				0.04
Stock option expense				0.02
Expense related to various legal proceedings				0.02
Non-cash interest expense associated with our convertible notes				0.01
Other tax adjustments	(b	)		(0.06)

“Adjusted” diluted EPS guidance			$7.35	-	$7.45

*	The known adjustments are presented net of their related tax impact which amount to approximately $0.25 per share in the aggregate.
(a)	To exclude acquisition-related expenses related primarily to non-cash amortization of intangible assets and expense resulting from changes in the estimated fair values of the contingent consideration obligations related to prior year business combinations.
(b)	To exclude the income tax impact from resolving certain non-routine transfer-pricing and acquisition-related issues with tax authorities as well as the impact related to certain prior period items excluded from adjusted earnings.

On October 1, 2013, we acquired Onyx Pharmaceuticals. Many of the adjustments from this transaction have not been determined. As a result, we expect significantly more adjustments in the fourth quarter that are not included in the table above.

Reconciliation of GAAP Tax Rate Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2013

(Unaudited)

	2013 with PR excise tax credit			2013 without PR excise tax credit
GAAP tax rate guidance	6%	-	7%	11%	-	12%
Tax rate effect of known adjustments discussed above		3%			2%

“Adjusted” tax rate guidance	9%	-	10%	13%	-	14%